UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ALPHA NATURAL RESOURCES, INC.

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Annual Meeting of Stockholders

May 21, 2015

Supplemental Information Regarding

Proposal 4 — Advisory Approval of the Company’s Executive Compensation

May 12, 2015

Dear Alpha Stockholder:

In connection with our Annual Meeting of Stockholders to be held on May 21, 2015, Alpha respectfully requests that you vote FOR Proposal 4 in our proxy statement, the “Say-on-Pay” proposal.

OUR SAY-ON-PAY PROPOSAL SHOULD BE APPROVED BECAUSE OUR COMPENSATION DECISIONS DIRECTLY RESPOND TO KEY STRATEGIC PRIORITIES ADDRESSING PERSISTENT DETERIORATION OF GLOBAL COAL MARKETS.

The Institutional Shareholder Services (“ISS”) report issued on May 7, 2015 demonstrates a fundamental lack of understanding of the coal business and systemic challenges facing the industry. ISS’s criticisms of Alpha’s executive compensation program are the result of its lack of effort to adapt its mechanical, “one size fits all” policies to coal industry conditions impacting Alpha and other coal producers.

Our Compensation Committee gave considerable thought to tailoring our 2014 executive compensation programs to incentivize and retain our management team to address these challenges. Below are certain facts regarding current coal markets and the industry. These facts were largely ignored by ISS in its report.1

¡	Coal prices are down 40% since 2011;
¡	Current coal prices are eliminating profit margins for coal producers;
¡	From August 2011-2014, the Bloomberg Coal Index of 32 major publicly-traded coal companies, including Alpha, reported that the collective financial performance of these companies declined by 56% while the MSCI World index, a broad market benchmark, increased by 31%;
¡	In the US, over two dozen coal companies have filed for bankruptcy since 2012, including two companies with over $1 billion in assets; and
¡	From January 2012 through March 2014, US coal companies have seen widespread executive turnover, with 11 major producers replacing and/or losing a chief executive officer, chairman or other senior executive.

This letter addresses the ISS report’s primary criticisms of the Company’s 2014 executive compensation program and illustrates how those criticisms are unfounded and fundamentally miss the point regarding our programs. It also explains how our programs are specifically designed to incentivize management in the face of market and business realities confronting Alpha.

[1]	This information comes from the Carbon Tracker – Energy Transition Advisors’ Coal Financial Trends Report (September 22, 2014), available at http://www.carbontracker.org/wp-content/uploads/2014/09/Coal-Financial-Trends-ETA.pdf.

1.	Our annual incentive program and related targets were set at challenging but achievable levels.

Each year, the Compensation Committee reviews the Company’s annual budget and related business and market conditions and selects performance metrics tailored to the Company’s critical priorities. The Committee then establishes target achievement levels at challenging, but achievable, levels. In the Committee’s view, incentivizing management to attain critical goals requires that targets be achievable. For 2014, these achievement levels took into account the dramatic and extremely negative changes to the coal markets faced by many companies, including Alpha.

ISS, however, criticizes the Company for reducing the 2014 EBITDA target below actual 2013 results and for increasing the Chief Executive Officer’s (“CEO”) target opportunity. It does so without apparent regard for, or perhaps awareness of, the significant deterioration in coal prices in 2013 which were expected to have, and did have, a substantial negative effect upon the performance of many coal companies, including Alpha, in 2014.

Oddly, ISS acknowledges that the CEO’s 2014 annual incentive pay-out represented a “14 percent year-over-year decrease” as compared to 2013 and thus that, even with the 2014 annual incentive EBITDA target and CEO target annual opportunity level, he still received a significantly lower annual incentive bonus as compared to 2013 (which was also markedly below target, at approximately 65%). This acknowledgement further highlights ISS’ nonsensical criticisms of the 2014 annual incentive program. The program operated as intended, resulted in a lower pay-out than in 2013, and appropriately balanced payment and incentivizing management with a recognition of extremely difficult market conditions.

2.	Retention of key executives is a critical goal of Alpha’s executive compensation programs.

As described above, the coal industry has seen significant executive turnover in recent years, partially as a result of the financial situations at these companies. Our Compensation Committee took note of the potential impact of deteriorating coal markets upon the ability to retain management, and it put into place programs designed to retain key members of the management team who are critical to execution of Alpha’s strategic plans to manage the business through extraordinarily difficult market conditions.

The ISS report appears to disregard entirely the critical value of retaining key members of management in challenging times. Instead, it criticizes the Company’s decision to change – slightly – the long-term incentive (“LTI”) mix from 70% performance share units (“PSUs”) and 30% restricted stock units (“RSUs”) in 2013 to 60% PSUs and 40% RSUs in 2014. It also criticizes the Company for providing cash retention awards to certain executives, all of which are to be paid over at least a 2-year period and, in the case of the CEO, is subject to clawback if he departs from the Company within a certain period of time following certain payment dates. The 2014 changes to the LTI mix and the cash retention awards are precisely designed to reduce the risk of the extreme disruption to Alpha’s business that would occur if certain executive leaders abruptly left the Company, a risk which ISS does not appear to regard as important to stockholders.

3.	Alpha’s total stockholder return and other long term incentive goals are rigorous, as demonstrated by repeated forfeitures of performance awards.

Since 2007, Alpha has included relative Total Stockholder Return (“TSR”) as a metric in its LTI program. As noted above, the coal industry has experienced in recent years significant declines in profitability which have had a negative impact on public coal company stock prices and greatly reduced the likelihood of achieving performance goals set in earlier years. These conditions have resulted in the forfeitures of the 2010, 2011, and 2012 PSU awards, each with three-year cumulative performance goals, including relative TSR. In the case of the 2012 PSU awards, these awards only included one performance metric (relative TSR) and were forfeited in their entirety on this metric alone. Additionally, as reported in the proxy statement, the one-year cash flow goal applicable to the 2014 PSU awards was not attained, which has already resulted in the forfeiture of 50% of the 2014 PSU awards.

The ISS report completely disregards, or fails to recognize, Alpha’s multi-year forfeiture of PSU awards (or portions thereof) and baselessly claims that the relative TSR performance goal included in these programs is “not rigorous.” ISS applies a “one size fits all” approach in determining the rigor of relative TSR metrics included in performance incentive programs without any regard to the particular business realities confronting Alpha. It is Alpha’s view that the forfeitures, in their entirety, of PSU awards granted in 2010, 2011 and 2012 demonstrate that the goals of these programs, and particularly the relative TSR goals, are extremely rigorous and that ISS has once again failed to take a considered and knowledgeable review of our Company and current industry conditions in reviewing our executive compensation programs.

4.	The CEO’s realizable pay is 31.9% of target pay.

As described in the proxy statement on page 29, the CEO’s realizable pay, from January 2012 through December 2014, as compared to his target compensation over that same period, was 31.9%. ISS completely ignores this information which further clearly demonstrates that our programs are rigorous and that payment is significantly at-risk.

5.	Two-thirds of ISS-selected “peer” companies are not comparable to Alpha, and direct coal competitors are omitted, distorting ISS’s TSR pay-for-performance analysis.

ISS’s constructed group of 18 Alpha “peers” includes 12 companies, listed below, which are not comparable to Alpha:

ISS Peer	Industry
Approach Resources Inc	Oil and gas
Clean Energy Fuels Corp.	Natural gas supplier to vehicle fleets
Carpenter Technology Corp	Specialty metals
Contango Oil & Gas Co	Oil and gas
Exterran Holdings Inc.	Natural gas compression
Goodrich Petroleum Corp	Oil and gas
McDermott International Inc	Offshore oil and gas engineering, procurement, construction and installation
Northern Oil & Gas Inc	Oil and gas
Rex Energy Corp	Oil and gas
Solazyme, Inc.	Biotechnology
Triangle Petroleum Corp	Oil and gas
Worthington Industries, Inc.	Diversified metals

Additionally, the ISS-constructed peer group excludes some of our major coal company competitors in our peer group whose TSR has been similarly negatively impacted by current coal industry market conditions, namely CONSOL Energy Inc., Peabody Energy Corporation and Walter Energy, Inc.

The result is that the ISS-constructed peer group is predominantly composed of companies whose businesses are largely irrelevant to Alpha. The group therefore does not effectively reflect the impact of the market and business forces to which Alpha and its industry peers have been subject. This fundamentally flawed methodology dramatically skews the results of ISS’s TSR-based pay for performance methodology.

6.	The CEO’s total compensation declined in 2014.

ISS incorrectly states that our CEO’s pay opportunities increased year-over-year since 2012. In fact, the CEO’s total compensation, as reported in the Summary Compensation Table of the proxy statement, declined in 2014 as compared to 2013.

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For the foregoing reasons, we strongly disagree with ISS’s assessments of our 2014 executive compensation programs. Your Board of Directors continues to recommend that you vote FOR Proposal 4, the “Say-on-Pay” proposal.

If you have questions and/or concerns about the proposal, please contact William L. Phillips III, Deputy General Counsel and Assistant Corporate Secretary, at (276) 619-4410.

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